[Aetna Letterhead]
[Aetna Logo]                                    151 Farmington Avenue
                                                Hartford, CT  06156



                                                Julie E. Rockmore
                                                Counsel
                                                Law Division, RE4A
      November 24, 1997                         Investments & Financial Services
                                                (860) 273-4686
                                                Fax:  (860) 273-8340

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:         Aetna Life Insurance and Annuity Company
            Post-Effective Amendment No. 3 to Registration Statement on Form S-2 Prospectus Title: Aetna Multi-Rate Annuity
            File No. 33-64331

Dear Sir or Madam:

As Counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the Aetna Multi-Rate Annuity (the "Annuity") available under certain variable annuity contracts and the S-2 Registration Statement relating to such Annuity.

In connection with such representation, I have reviewed Post-Effective Amendment No. 3 to the Registration Statement on Form S-2 relating to such Annuity, including the prospectus, the prospectus supplement, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 3 to the Registration Statement.

Sincerely,

/s/ Julie E. Rockmore

Julie E. Rockmore, Counsel
Aetna Life Insurance and Annuity Company